Exhibit (h)(3)

AMENDMENT TO THE AGENCY SERVICES AGREEMENT

This Amendment (this “Amendment”) to the Agency Services Agreement, dated as of January 6, 2023, as amended (the “Principal Agreement”) by and between JPMorgan Chase Bank, N.A. (“Bank”) and Morgan Stanley ETF Trust, severally and on behalf of each of the portfolios listed on Exhibit A of the Principal Agreement (“Trust”) is entered into and effective as of October 7, 2025 (the “Effective Date”).

WHEREAS, the parties hereto (the “Parties”) entered into the Principal Agreement pursuant to which the Bank was appointed to provide certain agency services; and the Parties now wish to amend the Principal Agreement, as of the Effective Date; and

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1.	Definitions. Terms defined in the Principal Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	Amendments. The Principal Agreement shall be amended as follows:

(A)	Section 1 of the Principal Agreement shall be amended to include the following definition: “Concentration Account Agreement: means the Concentration Account Agreement (ETF Only) entered into between the Custodian, the Trust and ETF Series to open one or more omnibus custody accounts for the purpose of facilitating the processing of certain transactions on behalf of the ETF Series.”

(B)	New Section 27 set forth below shall be added to the Principal Agreement to appear immediately after Section 26 of the Principal Agreement: “27. CONCENTRATION ACCOUNT AGREEMENT. Any ETF Series that is added to this Agreement and the Custody Agreement pursuant to an amendment or joinder hereto or thereto after the effective date of the Concentration Account Agreement shall automatically be considered a “Customer” under the Concentration Account Agreement, without any further action by any entity or person, effective as of the date of such amendment or joinder.”

(C)	Schedule B of the Principal Agreement (“INDEX RECEIPT AGENT SERVICES AND RELATED CUSTODY SER VICES FOR ETF SERIES”) is hereby replaced in its entirety by Schedule B, as attached to this Amendment as Appendix I.

(D)	As modified and amended hereby, the Parties hereby ratify, approve and confirm the Principal Agreement in all respects, and save as varied by this Amendment, the Principal Agreement shall remain in full force and effect.

3.	Representations. Each Party represents to the other Parties that all representations made by such Party contained in the Principal Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by such Party on the date of this Amendment.

4.	Entire Agreement. This Amendment and the Principal Agreement and any documents referred to in each of them, constitute the whole agreement between the Parties relating to their subject matter and supersede and extinguish any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment are inconsistent with or in conflict with any of the provisions of the Principal Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail as between the Parties.

5.	Counterparts. This Amendment may be executed in any number of counterparts which together shall constitute one agreement. Each Party may enter into this Amendment by executing a counterpart and this Amendment shall not take effect until it has been executed by each Party.

6.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and assigns.

7.	Law and Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

MORGAN STANLEY ETF TRUST (acting on its own behalf and on behalf of each of the series or portfolios listed on Exhibit A to the Principal Agreement)		JPMORGAN CHASE BANK, N.A

By:	/s/ Francis Smith	By:	/s/ Kevin Cook
Name:	Francis Smith	Name:	Kevin Cook
Title:	Treasurer	Title:	Executive Director
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APPENDIX I

SCHEDULE B

INDEX RECEIPT AGENT SERVICES AND RELATED CUSTODY SERVICES FOR ETF SERIES

Following are the Index Receipt Agent services that shall be provided by J.P. Morgan for the Trust in respect of each Fund and their respective ETF Series. J.P. Morgan shall perform these services as Index Receipt Agent in conjunction with the custody services that are currently provided by J.P. Morgan, as Custodian, to each Fund under the terms of the Custody Agreement and any applicable Concentration Account Agreement. J.P. Morgan shall be entitled to all the protective provisions in the Custody Agreement and any applicable Concentration Account Agreement in respect of its duties and its performance as Index Receipt Agent and Custodian for the settlement of creations and redemptions of Creation Units of each ETF Series. If there are any inconsistencies between the terms of the Custody Agreement and the terms herein with respect to processing, clearance and the settlement of creation and redemption orders for ETF Shares of each ETF Series, the terms herein shall govern.

A.	Index Receipt Agent Services.
1.	Index Receipt Agent, with the assistance of the Trust, shall make application to NSCC to be the Index Receipt Agent on behalf of the Trust and each ETF Series for the processing, clearance and the settlement of creation and redemption orders for ETF Shares of each ETF Series and Creation Deposits through the facilities of NSCC and DTC. The Trust, on behalf of each ETF Series, understands and agrees to be bound by all the rules and procedures of NSCC and DTC, as though it were the member or participant of such clearing and settlement systems.
2.	The Distributor, on behalf of the Trust, shall enter into an Authorized Participant Agreement with each Authorized Participant, which J.P. Morgan in its capacity as Index Receipt Agent shall acknowledge.
3.	Index Receipt Agent will set up each ETF Series for processing, clearing and settlement within the Clearing Process or Outside of the Clearing Process. This set up is not subject to change on an ad hoc basis.
4.	In connection with the procedures that may be established from time to time between Index Receipt Agent and the Trust on behalf of each ETF Series for the processing, clearance and settlement of the creation and redemption of Creation Units through the Clearing Process, Index Receipt Agent shall:
(a)	receive daily from the Investment Adviser or from J.P. Morgan as basket creation agent pursuant to Appendix B - Schedule 1, a computer generated file that is in form and substance acceptable to NSCC containing a list of the Deposit Securities or Redemption Securities for each ETF Series (including both standard and customized baskets) and transmit the file as received by Index Receipt Agent to NSCC. Each such file received by Index
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Receipt Agent shall contain the CUSIP number of the particular ETF Series. Prior to Index Receipt Agent’s delivery to NSCC of these computer generated files, Bank shall remove from them their identifying CUSIP numbers and post these orders to J.P. Morgan’s custody system for settlement to the Bank’s designated participant account at DTC.

(b)	receive from Order Taker daily, a computer generated file that is in form and substance acceptable to NSCC containing the Balancing Amount and the Transaction Fee for each ETF Series;
(c)	transmit both of these files (a) and (b) as received to the NSCC;
(d)	at the appropriate times, cause to be paid to Authorized Participants Balancing Amounts on the creation or redemption of Creation Units, as instructed by Order Taker on behalf of each ETF Series.
(e)	receive from the Order Taker on each trade date, a computer generated file that is in form and substance acceptable to NSCC and that contains creation orders from Authorized Participants that have been received and accepted by the Order Taker on behalf of the Trust and each ETF Series, for the creation of Creation Units against delivery of Deposit Securities and a Cash Component; transmit the file of creation orders as received from the Order Taker to NSCC;
(f)	receive back from NSCC the file of creation orders and/or redemption enhanced with NSCC generated prices for the Deposit Securities contained in the file and deliver the enhanced file to Custodian for settlement; and pursuant to any such creation order, instruct the Transfer Agent to issue the appropriate number of ETF Shares of the applicable ETF Series for deposit to the Custodian’s DTC Participant Account.
(g)	receive from the Order Taker on each trade date a computer generated file that is in form and substance acceptable to NSCC and that contains redemption orders from Authorized Participants that have been received and accepted by the Order Taker on behalf of the Trust for each Fund; transmit the file of redemption orders as received from the Order Taker to NSCC; receive back from NSCC the file of redemption orders enhanced with NSCC generated prices for the Redemption Securities that are in the file and deliver the enhanced file to Custodian for settlement; and pursuant to any such redemption order, instruct the Transfer Agent to redeem the appropriate number of ETF Shares of the applicable ETF Series in Creation Units and reduce the account of the Shareholder accordingly.
5.	The Trust understands and agrees that all risk associated with the processing, clearance and settlement of the creation and redemption of ETF Shares, Deposit Securities and Redemption Securities and cash through the Clearing Process shall be that of the Trust and each ETF Series regardless of whether in effecting such
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creations and redemptions Index Receipt Agent, as a member of NSCC, is acting as principal or as agent, in respect hereof, the Trust and each Series, shall be bound by all the rules and procedures of NSCC and DTC as though it were the member or participant of such clearing and settlement systems.

B.	Outside the Clearing Process.
1.	The following transactions shall be handled Outside the Clearing Process:
(a)	any purchase or redemption of ETF Shares that the Trust, its Distributor or another authorized agent shall instruct Index Receipt Agent to settle Outside the Clearing Process; and
(b)	any security that is part of a Creation Deposit or redemption of Creation Units and that according to NSCC rules is deemed to be ineligible for the Clearing Process, including securities that are not eligible to be settled through DTC.
2.	Transactions handled Outside the Clearing Process will be processed via proprietary ETF servicing modules.
3.	Transactions Outside the Clearing Process shall be effected by Index Receipt Agent on a delivery versus payment and receive versus payment basis, and for DTC eligible securities, through DTC and in compliance with such terms and rules under which the DTC customarily operates. The Trust or the ETF Series shall provide to Index Receipt Agent the information and terms that are necessary to settle each transaction, including the cash value of each security settlement, unless the Trust’s or the ETF Series’ Instruction is that delivery is to be made free of payment; provided, however, that any security that is not DTC eligible shall be settled consistent with standard market practice. US domestic fixed-income securities that are not eligible for settlement through the DTC will be settled free of payment through the U.S. Federal Reserve Bank or similar U.S. clearing structure. Foreign equity securities and fixed income securities will be settled locally free of payment. All transactions handled Outside the Clearing Process that are not settled through DTC shall be effected by J.P. Morgan pursuant to the terms of the Custody Agreement and, if applicable, the Concentration Account Agreement.
4.	The Trust recognizes that (i) fails (including partial fails) to receive one or more of the Deposit Securities needed to settle the creation of a Creation Unit or (ii) fails to receive the ETF Shares on the redemption of a Creation Unit may occur with respect to transactions settled Outside the Clearing Process.
5.	If an Authorized Participant has submitted a creation order for an ETF Series Outside the Clearing Process, but is unable to transfer all or part of the Deposit Securities to Index Receipt Agent at or prior to the required time, Order Taker will nonetheless accept the creation order if it is otherwise acceptable in form and substance, and the Trust shall rely on an undertaking by such Authorized Participant to deliver the missing Deposit Securities as soon as possible, which undertaking shall be secured by such Authorized Participant’s delivery and maintenance of collateral having a percentage value of the market value of the missing Deposit Securities specified by the Trust (the “Creation Required Cash Collateral”).
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6.	Beginning on the trade date, Index Receipt Agent will compare (i) the Deposit Securities received from the Authorized Participant to (ii) the Deposit Securities required to create the Creation Unit. If the Index Receipt Agent has failed to receive any of the required Deposit Securities, on the trade date and on each subsequent business day, Index Receipt Agent shall calculate and notify the Authorized Participant of the amount of the Creation Required Cash Collateral using (i) prices and foreign exchange rates as furnished to Index Receipt Agent by the Fund Administrator or a third-party on behalf of the Trust and (ii) the collateral valuation percentage specified by the Trust pursuant to Section B.5 of this Schedule B. The amount of required collateral may change from time to time and will be notified to the Authorized Participant by J.P. Morgan. Any Creation Required Cash Collateral shall be in the form of US dollars and will be held by Index Receipt Agent subject to the terms of the Custody Agreement and, if applicable, the Concentration Account Agreement.
7.	The Trust acknowledges and agrees that Index Receipt Agent’s calculation of the Creation Required Cash Collateral will be based solely on the information it receives pursuant to pursuant to Section B.5 of this Schedule B and will not reflect any adjustment for purchase interest on debt securities or any other such adjustments.
8.	If Index Receipt Agent has received from the Authorized Participant the Creation Deposit and Creation Required Cash Collateral (if any) required to settle a creation order, the Index Receipt Agent will instruct the Transfer Agent to create the appropriate number of ETF Shares of the applicable ETF Series for deposit to the Custodian’s DTC Participant Account for transfer to the Authorized Participant.
9.	If the Index Receipt Agent holds cash received from an Authorized Participant in connection with a creation order in excess of the amount of Creation Required Cash Collateral, Index Receipt Agent is authorized to return such collateral to the Authorized Participant once it exceeds a minimum threshold specified by Index Receipt Agent. Moreover, Index Receipt Agent is authorized to accept from any Authorized Participant, both prior to and after the settlement date of each order, Deposit Securities in exchange for an off-setting amount of Creation Required Cash Collateral previously received in connection with such order.
10.	If Index Receipt Agent has not received from the Authorized Participant the Creation Deposit and Creation Required Cash Collateral (if any) required to settle a creation order, Index Receipt Agent shall have no obligation to settle, and no liability for failing to settle, such creation order. Moreover, Index Receipt Agent shall have no obligation to settle, and shall have no liability for refusing to settle, any creation order received from an Authorized Participant if the Authorized Participant has not provided the Creation Deposit and Creation Required Cash Collateral (if any) required to settle every creation order with the same settlement date for every ETF Series of the Trust subject to this Schedule B.
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11.	In the event an Authorized Participant has submitted a redemption request in proper form for a Creation Unit but is unable to transfer all of the ETF Shares required to redeem the Creation Unit, the Index Receipt Agent will nonetheless accept and effect the redemption request in reliance on the undertaking by the Authorized Participant to deliver the missing ETF Shares as soon as possible, which such undertaking shall be secured by the Authorized Participant’s delivery and maintenance of collateral having a specified percentage value of the value of the missing ETF Shares (“Redeem Required Cash Collateral”).
12.	Where the collateral required under this Section B are held pursuant to the terms of a Concentration Account Agreement, all such collateral posted by a specific Authorized Participant will be held in a single omnibus account for the benefit of all ETF Series for which the Index Receipt Agent provides services under this Schedule; provided that the Index Receipt Agent shall identify on its records the amount of collateral in the concentration account that is attributable to each ETF Series and order.
13.	Where all of the Redemption Securities are US domestic securities, beginning on settlement date, Index Receipt Agent will compare (i) the ETF Shares received from the Authorized Participant to (ii) the ETF Shares required to redeem each Creation Unit. If the Index Receipt Agent has failed to receive any of the required ETF Shares, on the settlement date and on each subsequent business day, Index Receipt Agent shall calculate and notify the Authorized Participant of the amount of the Redeem Required Cash Collateral using (i) prices and foreign exchange rates as furnished to Index Receipt Agent by the Fund Administrator or a third-party on behalf of the Trust and (ii) the collateral valuation percentage specified by the Trust pursuant to Section B.5 of this Schedule B. The amount of required collateral may change from time to time and will be notified to the Authorized Participant by J.P. Morgan. Any Redeem Required Cash Collateral shall be in the form of US dollars and will be held by Index Receipt Agent subject to the terms of the Custody Agreement and, if applicable, the Concentration Account Agreement. The Trust authorizes Index Receipt Agent to permit the Authorized Participant at any time to exchange the ETF shares required to redeem the Creation Unit in exchange for an equivalent amount of the Redeem Required Cash Collateral.
14.	Where any of the Redemption Securities are not US domestic securities, the Index Receipt Agent shall request from the Authorized Participant on the business day after the trade date of the redemption transaction either (i) the Redeem Required Cash Collateral or (ii) the ETF Shares required to redeem each Creation Unit. The Index Receipt Agent will return the Redeem Required Cash Collateral on the redemption transaction settlement date following receipt of (i) the ETF Shares required to redeem each Creation Unit or (ii) the Redeem Required Cash Collateral.
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C.	Settlement of Cash Component.

Any Cash Component to a particular transaction shall be handled over the funds transfer wire (Fedwire) or as part of Index Receipt Agent’s overall daily net cash settlement at DTC.

D.	Creation Deposits through the Clearing Process: Allocation of Fails; Posting of Accounts.
1.	The Trust recognizes that fails to receive (including partial fails) may occur from time to time with respect to one or more of the securities in a basket of Deposit Securities settled through the Clearing Process. The Trust acknowledges and agrees that, whenever a fail to receive shall occur on a settlement date, Index Receipt Agent shall book to a single control account maintained for all funds for which Index Receipt Agent provides Index Receipt Agent services (the “Control Account”), the quantity of the security that it failed to receive (each such fail a “short receive position”) and the cash value of that short position that it receives from NSCC (and that NSCC, pursuant to its rules, marks to market daily) pending settlement. Index Receipt Agent shall not post to any ETF Series account any cash that it receives from NSCC on a short receive position pending settlement.
2.	Index Receipt Agent shall make available to the Trust a daily listing of all short receive positions that are in the Control Account and that relate to any ETF Series. Index Receipt Agent will allocate daily, on a pro-rata or other basis deemed by it to be fair and equitable, short receive positions in the same security that is common to the securities accounts of such ETF Series and to the securities accounts of such other funds for which Index Receipt Agent is acting as Index Receipt Agent. The Trust agrees that any such allocation shall be conclusive on the Trust and the affected ETF Series. When the Deposit Securities that are subject of the short receive positions are received by Index Receipt Agent, they will be credited by Index Receipt Agent on a FIFO basis to the custody accounts of the applicable funds. Index Receipt Agent shall not process a securities transaction in a security having a short receive position in the Control Account to the extent the Trust does not have a sufficient quantity of that security in its ETF Series accounts with Index Receipt Agent to settle the transaction. Custodian shall post Deposit Securities to the applicable ETF Series custody accounts on a contractual settlement basis pursuant to the terms of the Custody Agreement and, if applicable, the Concentration Account Agreement.
3.	Should a short receive position in a security remain in the Control Account for two (2) or more NSCC business days, Index Receipt Agent may elect to exercise NSCC’s buy-in rules with respect to that short position. If an ETF Series needs to sell a short security in its account, the Trust may request that Index Receipt Agent exercise a buy-in of the short security under applicable NSCC rules.
E.	Redemptions through the Clearing Process: Delivery Fails; Posting of Cash.
1.	The Trust recognizes that on the redemption of Creation Units of an ETF Series through the Clearing Process Index Receipt Agent, on behalf of the applicable ETF Series, is obligated to deliver to NSCC on the settlement date the required type and
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amount of Redemption Securities to redeem the Creation Units of the applicable ETF Series. It shall be the responsibility of the Trust and each ETF Series to maintain in the custody account the required type and amount of Redemption Securities for the redemption of Creation Units of each ETF Series. Should the custody account of an ETF Series for any reason (for example, through the Trust’s participation in a securities lending program on behalf of the ETF Series) have a short position in respect of any of the securities comprising the basket of Redemption Securities (a “short delivery position”) with the result that, on settlement date, Index Receipt Agent is unable to deliver a sufficient quantity of the Redemption Securities to NSCC, the Trust acknowledges that Index Receipt Agent shall be obligated under NSCC’s rules to fund the short delivery position with cash pending delivery of the quantity of securities needed to cover the short delivery position. Index Receipt Agent shall be entitled to charge to the account of the applicable ETF Series the amount of cash needed to cover the short delivery position. In the event that Index Receipt Agent advances its own funds to cover an ETF Series short delivery position, Index Receipt Agent, in its discretion, may charge the applicable EFT Series interest on the amount of the advance at the rate that Index Receipt Agent charges for advances of a similar nature to similar customers of Index Receipt Agent, unless Index Receipt Agent and the Trust have mutually agreed in writing upon another rate.

2.	In the event of a short delivery position at NSCC for an ETF Series, Index Receipt Agent may, in its discretion, elect to advance its own funds to cover such shortfall. If Index Receipt Agent elects to make such an advance, the advance will be deemed a loan to the Trust, payable either on demand or automatically upon the occurrence of any event with respect to the Trust that is specified in either section 9.2(a)(ii) of this Agreement or section 365(e)(1) of the U.S. Bankruptcy Code, as amended from time to time. Any such advance will bear interest at the applicable rate charged by Index Receipt Agent from time to time for such advances, from the date of such advance to the date of payment (including after the date any judgment may be entered against the Trust with respect to any advance) and otherwise on the terms on which Index Receipt Agent makes similar advances available from time to time. No prior action or course of dealing on Index Receipt Agent’s part with respect to the settlement of transactions on the Trust’s behalf will be asserted by the Trust against Index Receipt Agent for Index Receipt Agent’s refusal to make advances. The Trust acknowledges that any advance made under this Agreement is intended to be treated as a “securities contract” for purposes of the U.S. Bankruptcy Code to the maximum extent permitted by that Code, as amended from time to time. Index Receipt Agent shall have, to the extent of the amount of the advance, a security interest in the securities that remain in the ETF Series custody account and Index Receipt Agent shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code. Nothing herein or in the Custody Agreement or any Concentration Account Agreement shall be construed to mandate that Index Receipt Agent, acting as Index Receipt Agent for the Trust and each ETF Series, effect redemptions of Creation Units where Index Receipt Agent, acting in good faith, believes that it may not be repaid an advance by the Trust or the ETF Series or otherwise not receive from the ETF Series delivery of the Redemption Securities that are the subject of a short delivery position.
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F.	Establish Procedures.

The Trust and Index Receipt Agent, from time to time, may establish written procedures for the processing and settlement and related activities effected for ETF Shares of each ETF Series through the Clearing Process and Outside the Clearing Process.

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Schedule B - Appendix 1 - ETF Basket Creation Services1

In connection with the Index Receipt Agent Services set forth in Schedule B, J.P. Morgan shall provide the following basket creation services:

(i)	Calculation of the “ETF Basket,” which reflects the components and quantities of the securities comprising each ETF.
a)	With respect to passive ETFs, the ETF Basket will be comprised of securities with weights mirroring the index the ETF tracks and J.P. Morgan’s ability to calculate the ETF Basket is subject to its receipt of the index composition file from a third party index agent, currently Solactive.
b)	With respect to active ETFs, the ETF Basket is comprised of a pro rata slice of the ETF’s holdings equivalent to one Creation Unit. J.P. Morgan’s ability to create the ETF Basket File is dependent upon its receipt from the Trust of a file reflecting the ETFs holdings (IBOR file).
c)	Alternative calculation methodologies may be utilized if mutually agreed by the parties.
(ii)	Transmission of a computer file in a form acceptable to NSCC containing each ETF Basket.

For the avoidance of doubt, J.P. Morgan shall not be liable, directly or indirectly, for any losses suffered by a third party, including any Authorized Participant, in connection with the services provided under this Schedule B - Appendix 1.

1        Optional Service Schedule — these services are applicable to some but not all of the Funds.

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